VOXX International Corporation Reports Fiscal 2012 Third Quarter Results

- 3Q12 sales up 26.7% with the addition of Klipsch and continued OEM growth
- 3Q12 gross margins of 28.9%, up 770 basis points
- 3Q12 operating income of $18.4 million, a $13.0 million improvement (3Q12 vs. 3Q11)
- 3Q12 EBITDA of $18.7 million vs. $8.0 million in 3Q11, a $10.7 million improvement

HAUPPAUGE, N.Y., Jan. 9, 2012 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its fiscal 2012, third quarter and nine months ended November 30, 2011.
Commenting on the Company's performance, Pat Lavelle, President and CEO stated, "Our business continued to gain traction across multiple markets, product lines and geographies, and I believe we're well positioned moving into 2012. We have a number of new products coming to market, new accounts at retail and with automotive OEMs, and several new programs and partnerships kicking off this year. The holiday season is over and while not overly robust, there was a pick-up in certain categories, which should continue into our fourth fiscal quarter, and hopefully into next year. We believe we're in a good position for organic growth and continued profitability in fiscal 2013."
Lavelle continued, "We're also pleased with our performance year to date, though we had budgeted for higher sales. Klipsch, our automotive business and international operations, have all performed at or ahead of plan, and each group has me excited about our prospects. Consumer weakness, however, primarily in the U.S. and at retail, led to a modest slowdown in our consumer accessories segments. On the positive side, the steps we took to improve margins and operating efficiencies, and to right size our expense structure, have resulted in bottom-line performance which is tracking ahead of our initial plan. As such, we believe our sales for the year will be in excess of $700 million and we're raising our EBITDA forecast to $44 million."
Net sales for the fiscal 2012 third quarter, were $206.8 million, an increase of 26.7% compared to net sales of $163.2 million in the comparable year ago period. For the nine month period ended November 30, 2011, net sales were $530.5 million, an increase of 25.5% as compared to net sales of $422.8 million for the comparable nine month period in fiscal 2011.
For the three and nine month periods ended November 30, 2011, Electronics sales were $165.9 million and $425.0, an increase of 35.3% and 36.0%, respectively over the comparable prior year periods. Accessories sales were $40.9 million and $105.5 million, an increase of 0.9% and a decrease of 4.4%, respectively. The Electronics Group was favorably impacted by the addition of Klipsch, and continued increases in the automotive OEM channel, driven by increases in domestic car sales and new OEM programs for remote start and mobile entertainment systems. Additionally, Accessories sales were up slightly for the quarter, primarily due to increased sales in international markets. Offsetting these improvements were lower sales of consumer electronics products and a decline in the audio category. As a percentage of net sales, Electronics represented 80.2% and 80.1% of the net sales for the three and nine month periods ended November 30, 2011, and Accessories represented 19.8% and 19.9% for the comparable three and nine month periods ended November 30, 2011.
The gross margin for the three months ended November 30, 2011 was 28.9%, an increase of 770 basis points as compared to 21.2% for the three months ended November 30, 2010. For the comparable nine month periods, the gross margin was 27.8% as compared to 21.1%, an increase of 670 basis points. Gross margins continue to increase throughout the year, driven by the shift in product mix more towards high-end audio and mobile OEM products. During the three and nine month periods, gross margins were also positively impacted by new product introductions, better margins in exciting product lines, lower sales in our fulfillment business, and reduced charges for required inventory provisions and a decline in warehouse and assembly expenses.
For the three and nine months ended November 30, 2011 and November 30, 2010, operating expenses were $41.4 million and $117.3 million, an increase of $12.2 million and $32.3 million, respectively. The increase was due primarily to expenses from our Klipsch acquisition, which accounted for approximately $9.8 million and $29.0 million for the three and nine months ended November 30, 2011. Additionally, this was partially related to an increase in compensation expense and non-recurring professional service fees associated with the Company's patent infringement case. These increases were partially offset by reductions in depreciation expense, headcount reductions in select groups and a benefit recorded related to put options. The Company continues to monitor its expense structure and identify synergies within its existing businesses.
The Company reported operating income of $18.4 million for the third quarter of fiscal 2012, compared to operating income of $5.4 million in the comparable year ago period. For the nine month period ended November 30, 2011, the Company reported operating income of $30.1 million as compared to operating income of $4.1 million for the period ended November 30, 2010, a $26.0 million improvement.
Net income for the three month period ended November 30, 2011 was $8.9 million or $0.38 per basic and diluted share as compared to net income of $3.9 million or earnings per basic and diluted share of $0.17 for the third quarter of fiscal 2011. For the nine months ended November 30, 2011, net income was $14.8 million or $0.64 per basic and diluted share as compared to net income of $5.6 million or earnings per basic share of $0.25 and per diluted share of $0.24 for the comparable nine month period ended November 30, 2010.
Adjusted net income for the three month period ended November 30, 2011 was $9.1 million or $0.39 per diluted share compared to $4.3 million or $0.19 per diluted share for the comparable year ago period. For the nine month period ended November 30, 2011, adjusted net income was $16.2 million or $0.70 per diluted share compared to $6.2 million or $0.27 per diluted share for the comparable nine month period.
Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of fiscal 2012, was $18.7 million as compared to EBITDA of $8.0 million for the comparable period in fiscal 2011, an improvement of $10.7 million. Adjusted EBITDA for the same periods was $19.1 million and $8.5 million, respectively. For the nine month period ended November 30, 2011, EBITDA was $37.1 million as compared to EBITDA of $14.7 million, an improvement of $22.4 million. Adjusted EBITDA for the same periods was $39.4 million and $16.0 million, respectively. Adjusted EBITDA for the three and nine month periods excludes stock-based compensation and Klipsch acquisition costs.
A reconciliation of GAAP net income to Adjusted EBITDA can be found in the Company's Form 10-Q for the period ended November 30, 2011.
Non-GAAP Measures
Adjusted net income and adjusted EBITDA are not financial measures recognized by GAAP. Adjusted net income represents net income, computed in accordance with GAAP, before stock-based compensation expense, a tax refund, and costs relating to the Klipsch acquisition. Adjusted EBITDA represents net income, computed in accordance with GAAP, before interest expense, taxes, depreciation and amortization, stock-based compensation expense and costs relating to the Klipsch acquisition. Depreciation, amortization, and stock-based compensation expense are non-cash items. Adjusted net income per diluted share is calculated by dividing adjusted net income by diluted shares outstanding calculated in accordance with GAAP.
We present adjusted net income and related per diluted share amounts as well as adjusted EBITDA in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted net income and related per diluted share amounts as well as adjusted EBITDA help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs relating to the Klipsch acquisition and the tax refund allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted net income and adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income prepared in accordance with GAAP. Adjusted net income and adjusted EBITDA are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.
Conference Call Information

The Company will be hosting its conference call on Tuesday, January 10, 2012 at 10:00 a.m. EST. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 866-383-8108; international: 617-597-5343; pass code: 22494010). For those who will be unable to participate, a replay will be available approximately one hour after the call has been completed and will last for one week thereafter (replay number: 888-286-8010; international replay: 617-801-6888; pass code: 92271941).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, and now into premium high-end audio. Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts and TV remote controls and reception products. The Company's brands also hold leading market positions across a wide-spectrum of consumer and automotive segments.
Today, VOXX International is a global company….with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Omega®, Excalibur®, Prestige®, and SURFACE™. International brands include Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics businesses as well as the accessories business; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2011.

Company Contact:
Glenn Wiener, GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	November 30, 2011	February 28, 2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$18,836	$98,630
Accounts receivable, net	163,476	108,048
Inventory, net	147,785	113,620
Receivables from vendors	4,222	8,382
Prepaid expenses and other current assets	8,967	9,382
Deferred income taxes	2,338	2,768
Total current assets	345,624	340,830
Investment securities	13,027	13,500
Equity investments	14,730	12,764
Property, plant and equipment, net	23,199	19,563
Goodwill	87,366	7,373
Intangible assets, net	177,327	99,189
Deferred income taxes	11	6,244
Other assets	3,718	1,634
Total assets	$665,002	$501,097

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	November 30, 2011	February 28, 2011
Liabilities and Stockholders' Equity	(unaudited)
Current liabilities:
Accounts payable	$58,799	$27,341
Accrued expenses and other current liabilities	54,004	36,500
Income taxes payable	4,990	1,610
Accrued sales incentives	21,226	11,981
Deferred income taxes	388	399
Current portion of long-term debt	4,293	4,471
Total current liabilities	143,700	82,302
Long-term debt	67,659	5,895
Capital lease obligation	5,235	5,348
Deferred compensation	3,224	3,554
Other tax liabilities	1,788	1,788
Deferred tax liabilities	30,931	4,919
Other long-term liabilities	4,459	4,345
Total liabilities	256,996	108,151
Commitments and contingencies
Stockholders' equity:
Series preferred stock, $.01 par value; 1,500,000 shares authorized, no shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 22,630,837 shares issued and 20,813,705 shares outstanding at November 30, 2011 and 60,000,000 shares authorized, 22,630,837 shares issued and 20,813,005 shares outstanding February 28, 2011	226	226
Class B convertible, $.01 par value; 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at November 30, 2011 and February 28, 2011	22	22
Paid-in capital	278,625	277,896
Retained earnings	151,810	137,027
Accumulated other comprehensive loss	(4,301)	(3,849)
Treasury stock, at cost, 1,817,132 shares of Class A common stock at November 30, 2011 and 1,817,832 shares of Class A common stock at February 28, 2011	(18,376)	(18,376)
Total stockholders' equity	408,006	392,946
Total liabilities and stockholders' equity	$665,002	$501,097

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2011	2010	2011	2010
Net sales	$206,803	$163,167	$530,465	$422,778
Cost of sales	146,960	128,570	383,072	333,650
Gross profit	59,843	34,597	147,393	89,128
Operating expenses:
Selling	12,620	9,498	35,723	25,951
General and administrative	24,740	16,674	68,159	50,034
Engineering and technical support	4,021	3,023	11,839	9,052
Acquisition-related costs	25	—	1,607	—
Total operating expenses	41,406	29,195	117,328	85,037
Operating income	18,437	5,402	30,065	4,091
Other (expense) income:
Interest and bank charges	(1,371)	(471)	(4,246)	(1,392)
Equity in income of equity investees	1,236	600	3,255	2,348
Other, net	(3,308)	363	(4,054)	2,363
Total other (expense) income, net	(3,443)	492	(5,045)	3,319
Income before income taxes	14,994	5,894	25,020	7,410
Income tax expense	6,136	2,035	10,237	1,786
Net income	$8,858	$3,859	$14,783	$5,624
Net income per common share (basic)	$0.38	$0.17	$0.64	$0.25
Net income per common share (diluted)	$0.38	$0.17	$0.64	$0.24
Weighted-average common shares outstanding (basic)	23,074,030	22,934,211	23,073,983	22,904,746
Weighted-average common shares outstanding (diluted)	23,074,030	23,098,948	23,203,504	23,057,969

Audiovox Corporation
GAAP Net Income to Adjusted Net Income
For the Three and Nine Months Ended November 30, 2011

	Three Months Ended November 30,		Nine Months Ended November 30,
	2011	2010	2011	2010

Net income	$8,858	$3,859	$14,783	$5,624
Adjustments:
Klipsch acquisition costs	25	—	1,607	—
Stock Compensation	353	428	728	1,284
Discrete tax item	—	—	—	(750)
Tax effects of above adjustments	(154)	—	(955)	—
Pro forma net income	$9,082	$4,287	$16,163	$6,158

GAAP net income per common share, diluted	$0.38	$0.17	$0.64	$0.24
Pro forma net income per common share, diluted	$0.39	$0.19	$0.70	$0.27

Diluted weighted average number of shares (GAAP and pro forma)	23,074,679	23,098,948	23,204,200	23,057,969

Reconciliation of GAAP Net Income to Adjusted EBITDA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2011	2010	2011	2010
Net income	$8,858	$3,859	$14,783	$5,624
Adjustments:
Interest expense, net	1,371	471	4,246	1,392
Depreciation and amortization	2,401	1,682	7,829	5,874
Taxes	6,136	2,035	10,237	1,786
EBITDA	18,766	8,047	37,095	14,676
Stock-based compensation	353	428	728	1,284
Klipsch acquisition costs	25	—	1,607	—
Adjusted EBITDA	$19,144	$8,475	$39,430	$15,960

SOURCE VOXX International Corporation